Exhibit 23.1

                        Independent Auditors' Consent


The Board of Directors
IGI, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 33-35047, No. 33-43212, No. 33-63700, No. 33-65249, No.
333-28183, No. 333-65553, No. 333-67565, No. 333-79333, No. 333-79341 and
No. 333-52312) and in the registration statements on Form S-3 (No. 33-35047, No. 33-43212, No. 333-47006 and No. 333-61716) of IGI, Inc. of our report dated February 28, 2003, with respect to the consolidated balance sheets of IGI, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the years in the three-year period ended December 31, 2002, and related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of IGI, Inc.

                                       KPMG LLP

Philadelphia, Pennsylvania
March 7, 2003